Exhibit 23

                    Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K/A) of TFC Enterprises, Inc. of our report dated February 12, 1998, included in the 1997 Annual Report of TFC Enterprises, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-78376) pertaining to the TFC Enterprises, Inc. 1993 Employee Stock Purchase Plan of our reports dated February 12, 1998 with respect to the consolidated financial statements and consolidated financial statement schedule of TFC Enterprises, Inc. incorporated by reference or included in the Annual Report (Form 10-K and as amended on Forms 10-K/A dated April 12, 1998 and April 22, 1998) for the year ended December 31, 1997.

                                                ERNST & YOUNG LLP

Washington, D.C.
June 16, 1998